                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [LOGO] GARTNERGROUP

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 20, 1998


TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gartner Group, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, January 20, 1998, at 4:00 P.M., local time, at the Gartner Group World Headquarters, 56 Top Gallant Road, Stamford, Connecticut 06904 for the following purposes:

     1. To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the 1998 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 5, 1997 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person if he or she has returned a proxy.

                                     By Order of the Board of Directors



                                     /s/ John F. Halligan

                                     John F. Halligan
                                     Executive Vice President, Chief Financial
                                     Officer, Treasurer and Corporate Secretary

Stamford, Connecticut
December 12, 1997

  ------------------------------------------------------------------------------
  IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
  ------------------------------------------------------------------------------

                               GARTNER GROUP, INC.

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 20, 1998

     The enclosed Proxy is solicited on behalf of the Board of Directors of Gartner Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, January 20, 1998, at 4:00 p.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Gartner Group World Headquarters, 56 Top Gallant Road, Stamford, Connecticut 06904.

     The proxy solicitation materials were mailed on or about December 12, 1997 to all stockholders of record on December 5, 1997.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company, Gartner Group, Inc., P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

RECORD DATE AND PRINCIPAL STOCK OWNERSHIP

     Stockholders of record at the close of business on December 5, 1997 are entitled to vote at the Annual Meeting. The issued and outstanding stock of the Company on December 5, 1997 consisted of 97,967,634 shares of Class A Common Stock, par value $0.0005 per share (the "Class A Common Stock").

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this proxy is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the other proposal and will be counted as present for the purposes of determining the existence of a quorum regarding such item.

     Each share of Class A Common Stock is entitled to one vote per share. The affirmative vote of a majority of the shares of Class A Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the meeting or any adjournments thereof, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Class A Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present and have the effect of a negative vote, except that with respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality.

     The expense of the solicitation of proxies for this meeting, including the cost of the mailing, will be borne by the Company. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward materials to the beneficial owners of shares of common stock held of record by such persons and will reimburse such broker and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

     The Company has retained Boston EquiServe, its transfer agent, at an estimated cost of $7,500, to assist in the Company's solicitation of proxies from brokers, nominees, institutions and individuals.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Gartner Group, Inc., P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904 no later than August 13, 1998.

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     A board of seven directors is to be elected at the Annual Meeting of Stockholders. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting entitled to vote in the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. All nominees have indicated their willingness to serve. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

          NAME              AGE                PRINCIPAL OCCUPATION
          ----              ---                --------------------

  Manuel A. Fernandez      51     Chairman of the Board of Directors and Chief
                                  Executive Officer of the Company

  William O. Grabe         59     General Partner of General Atlantic Partners

  John P. Imlay            61     Chairman, Imlay Investments, Inc.

  Max D. Hopper            63     Retired Chairman of SABRE Technology Group

  Stephen G. Pagliuca      42     Managing Partner, Bain Capital Inc.

  Dennis G. Sisco          51     President of Storm Ridge Capital

  Robert E. Weissman       57     Chairman and Chief Executive Officer,
                                  Cognizant Corporation


     There is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected as a nominee, except as follows. Messrs. Imlay and Weissman are designees of Cognizant Corporation ("Cognizant"), a spin-off of The Dun & Bradstreet Corporation ("D&B"). See "Certain Relationships and Transactions - Relationship with The Dun & Bradstreet Corporation and Cognizant Corporation". Also, Mr. Fernandez' Employee Agreement provides that he will be included on the Company's slate of nominees to be elected to the Board. See "Executive Compensation - Employment Agreement". There is no family relationship among any directors or executive officers of the Company.

     Mr. Fernandez has served as Chairman of the Board since April 1996, as Chief Executive Officer since April 1991, a Director since January 1991, and as President until September 30, 1997. Prior to joining the Company, he was President and Chief Executive Officer of Dataquest, Inc. Before joining Dataquest, Mr. Fernandez was President and Chief Executive Officer of Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog, Incorporated, a semiconductor manufacturing company. Mr. Fernandez holds a bachelors degree in electrical engineering from the University of Florida, and completed post-graduate work in solid state engineering at the University of Florida and in business administration at the Florida Institute of Technology. Mr. Fernandez is also on the board of directors of Brunswick Corporation, Getty Communications P.L.C., SACIA (The Business Council of Southwestern Connecticut) and Norwalk Community-Technical College (Norwalk, Connecticut).

     Mr. Grabe has served as a Director of the Company since April 1993. He has been a General Partner of General Atlantic Partners, an investment firm, since January 1994. Prior to that, he was a Special Partner of General Atlantic Partners beginning in April 1993. From February 1984 until March 1992, Mr. Grabe was a corporate officer at IBM Corporation. Mr. Grabe is also a director of Compuware Corporation, a computer systems software corporation; Centura Software Corporation, a client-server software corporation; Integrated Systems Solutions Corporation, a wholly-owned subsidiary of IBM; CODA Group, a financial application software company; MARCAM Corporation, an enterprise resource planning software provider for process manufacturing companies; and BAAN Company N.V., an enterprise resource planning system provider for open systems and client-server environments. He is also on the board of several privately held companies in the computer software and services industry. Mr. Grabe holds a B.S. degree in Engineering from New York University and an M.B.A. degree from the University of California at Los Angeles.

     Mr. Imlay has served as a Director of the Company since April 1993. Mr. Imlay is a designee of Cognizant and has served on the board of directors of Cognizant since October 1996. He was Chairman of Dun & Bradstreet Software Services, Inc., a software company, from March 1990 until November 1996. Prior to that he was Chairman and Chief Executive Officer of Management Science America, Inc., a predecessor of Dun & Bradstreet Software Services, Inc., until the company was purchased by D&B. He presently is Chairman of Imlay Investments, Inc., and serves on the board of the Atlanta Falcons, Metromedia International Group, Inc. and several other organizations. Mr. Imlay holds a bachelors degree in Industrial Management from the Georgia Institute of Technology.

     Mr. Hopper has served as a Director of the Company since January 1994. In 1995, he founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems. He is the retired chairman of the SABRE Technology Group, and served as Senior Vice President for American Airlines, both units of AMR Corporation. Mr. Hopper serves on the board of directors of Payless Cashways Inc., VTEL, Omniport,
Scopus, USData, Computer Language Research and  Worldtalk Corporation.   Mr.
Hopper holds a bachelors degree in Mathematics from the University of Houston.

     Mr. Pagliuca has been a Director of the Company since July 1990. He was a founding partner of Information Partners Capital Fund, L.P. (the "Fund") and has served as its Managing Partner since 1989. He is also a Managing Director of Bain Capital, Inc., an investment firm with which the Fund is associated. Prior to 1989, Mr. Pagliuca was a partner at Bain & Company, where he managed client relationships in the information services, software, credit services and health care industries. He is on the board of directors of Vivra, Dade Behring, Blueridge, Jostens, Coram, Medical Specialties, Physio Control, Wesley Jessen and PQC. Mr. Pagliuca is a certified public accountant, holds a B.A degree from Duke University and an M.B.A. degree from the Harvard Business School.

     Mr. Sisco has been a Director of the Company since October 1990. Since March 1997 he has been President, Storm Ridge Capital, a venture capital firm. From 1988 to February 1997, he was employed by D&B and Cognizant in various capacities, most recently as Executive Vice President with responsibility for several operating units as well as business development. Mr. Sisco also serves as a director of Aspect Development, Inc., Oasis Healthcare Holdings and TSI International Software Ltd.

     Mr. Weissman has been a Director of the Company since April 1997 and is a designee of Cognizant. He was elected Chairman and Chief Executive Officer of Cognizant in July, 1996. Previously, Mr. Weissman was Chairman and Chief Executive Officer of D&B from April 1995 until October 1996, after serving as President and Chief Operating Officer since January 1985. He is a Director of State Street Boston Corporation and Vice Chairman of the Board of Trustees of Babson College. Mr. Weissman graduated from Babson College in 1964 with a degree in business administration.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held seven meetings during fiscal
1997.

     The Audit Committee, which currently consists of Messrs. Hopper, Imlay and Weissman, held three meetings during fiscal 1997. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent auditors and operating and financial management. The Audit Committee reviews the audit performed by the Company's independent auditors and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders; reviews the Company's internal auditing, accounting and financial controls; and reviews the Company's policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

     The Compensation Committee, which currently consists of Messrs. Grabe, Pagliuca and Sisco, held three meetings during fiscal 1997. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies, establishes and approves salaries paid to the executive officers of the Company and administers the Company's Employee Stock Purchase Plan, 1991 Stock Option Plan, 1994 Long Term Stock Option Plan and 1996 Long Term Stock Option Plan, in which capacity the Compensation Committee reviews and approves all stock option grants to employees.

     The Corporate Governance Committee, which currently consists of Messrs. Grabe, Hopper and Pagliuca, held one meeting during fiscal 1997. The Corporate Governance Committee reviews issues regarding the governance of the Company.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     No director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1997 and
(ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1997 on which such director served.

                               EXECUTIVE OFFICERS

 Listed below are the executive officers of the Company as of September 30, 1997:


     NAMES                  AGE              TITLE
     -----                  ---              -----

Manuel A. Fernandez          51     President, Chairman of the Board and  Chief
                                    Executive Officer
William T. Clifford          51     President, Gartner Group Research,
                                    Executive Vice President, Operations
E. Follett Carter            55     President, Gartner Group Distribution,
                                    Executive Vice President, Sales and
                                    Marketing and Chief Marketing Officer
John F. Halligan             50     Executive Vice President, Chief
                                    Financial Officer Treasurer and Corporate
                                    Secretary
Michael D. Fleisher          32     Executive Vice President and President,
                                    Gartner Group Emerging Businesses


      Mr. Fernandez has served as a Director of the Company since January 1991, as Chief Executive officer since April 1991, and as Chairman of the Board since April 1996. He was President of the Company from January 1991 until September 30, 1997. For more information on Mr. Fernandez' business experience, see the description provided above in "Election of Directors."

      Mr. Clifford has been President, Gartner Group Research since October 1995, Chief Operating Officer of the Company since April 1995 and Executive Vice President, Operations of the Company since October 1993. On October 1, 1997, Mr. Clifford was promoted to President of the Company. Prior to joining Gartner Group, Mr. Clifford served as President, Central Division and Senior IT Executive for Product Development for ADP Corp., a payroll service provider. Previously, Mr. Clifford was Executive Vice President and Chief Operating Officer of Applied Data Research, a supplier of computer software. Mr. Clifford holds a bachelors degree in economics from the University of Connecticut.

      Mr. Carter has been with the Company since November 1988 and has been President, Gartner Group Distribution since October 1995, Chief Marketing Officer of the Company since April 1995 and Executive Vice President, Sales and Marketing since July 1993. From April 1991 to July 1993, he was Senior Vice President, Sales and Marketing; from May 1990 to March 1991, he was Vice President, Sales; and from November 1988 to April 1990, he was Vice President and Service Director of Electronic Output Strategies. Mr. Carter holds a bachelors degree from Case Western Reserve and an M.B.A. degree in finance and marketing from Columbia University.

      Mr. Halligan has been Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since September 1991. Prior to joining Gartner Group, Mr. Halligan spent more than 22 years at General Electric Company in a variety of financial management roles, including Staff Vice President,
Finance at GE Communications and Services from May 1988 to September 1991.   Mr.
Halligan holds a bachelors degree in economics from Providence College. Mr. Halligan currently serves on the board of directors of the Stamford Chapter of the American Red Cross.

      Mr. Fleisher has been Executive Vice President of the Company and President, Gartner Group Emerging Businesses since November 1996. From October 1995 to October 1996, he was Senior Vice President, Emerging Businesses; from October 1994 to October 1995, he was Vice President Worldwide Events; and from April 1993 to October 1995 he was Vice President of Business Development. Mr. Fleisher's previous business experience includes working as an associate at Information Partners, a venture capital firm, from 1990 to 1993. Mr. Fleisher holds a bachelors degree in economics from Wharton School of Business.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1997 were Messrs. Grabe, Pagliuca and Sisco, each of whom is a non-employee director. Mr. Imlay and Mr. Weissman serve on the board of directors of Cognizant and are designees of Cognizant to the Company's Board. Mr. Imlay is also a member of the Compensation Committee of Cognizant.

COMPENSATION OF DIRECTORS

     Except for Mr. Weissman, each non-employee director of the Company receives an annual retainer of $10,000 plus $1,000 for each Board meeting attended in person. In addition, each non-employee director of a standing committee of the Board receives an additional annual retainer fee of $3,000 and $350 for each committee meeting attended. Non-employee directors, except Mr. Weissman, also receive options under the Company's 1993 Director Stock Option Plan. Pursuant to the Plan, each non-employee director is automatically granted an option to purchase 15,000 shares of Class A Common Stock on the date the individual first becomes a director and is automatically granted an option to purchase 3,000 shares of Class A Common Stock on March 1 of each year, if the individual has been a non-employee director for at least six months. Options are granted at 100% of the fair market value of the Class A Common Stock on the date of the grant. Each option becomes exercisable in three equal installments on each of the first three anniversaries of the date of grant. Each option has a term of five years. Except in the case of death or disability, each option terminates ninety days after the optionee ceases to be a non-employee director, but is exercisable during such 90- day period only to the extent exercisable at the date such status ceases.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers during the 1997 fiscal year (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal year ended September 30, 1997, as well as total compensation paid to the Named Executive Officers for the Company's previous two fiscal years:




                           SUMMARY COMPENSATION TABLE

                                                                                                                LONG-TERM
                                                                                      ANNUAL                    COMPENSATION
                                                                                                           ---------------------
                                                                                   COMPENSATION (1)               AWARDS
                                                                              ---------------------------
                                                                     FISCAL                                     SECURITIES
                           NAME AND PRINCIPAL POSITION                YEAR      SALARY      BONUS (2)       UNDERLYING OPTIONS
-------------------------------------------------------------------- -------- ------------ -------------   ---------------------

Manuel A. Fernandez                                                   1997       $350,000      $700,000          108,500
Chairman of the Board of Directors, President and                     1996       $270,000      $700,000           45,000
  Chief Executive Officer                                             1995       $255,000      $552,000          160,000

William T. Clifford                                                   1997       $250,000      $300,000           77,500
President, Gartner Group Research, Executive Vice                     1996       $220,000      $260,000           10,000
  President, Operations and Chief Operating Officer                   1995       $220,000      $160,000          120,000

E. Follett Carter                                                     1997       $220,000      $240,000           77,500
President, Gartner Group Distribution, Executive Vice                 1996       $200,000      $320,000           27,000
  President, Sales and Marketing and Chief Marketing Officer          1995       $190,000      $234,000          120,000

John F. Halligan                                                      1997       $215,000      $240,000           77,500
Executive Vice President, Chief Financial Officer,                    1996       $185,000      $250,000           18,000
  Treasurer and Corporate Secretary                                   1995       $185,000      $190,000          120,000

Michael D. Fleisher                                                   1997       $200,000      $180,000           77,500
Executive Vice President and President Gartner Group                  1996       $148,640      $200,000           10,000
  Emerging Businesses                                                 1995       $140,000      $ 80,000           60,000


---------------------------------
(1) Excludes certain perquisites and other personal benefits, such as car allowances, life insurance premiums, and savings and investment plan contributions by the Company. These amounts, in the aggregate, did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus for such executive officer.

(2) Includes bonus awards earned for performance in the fiscal year noted even though such amounts are payable in the subsequent year. Excludes bonus awards paid in the fiscal year noted but earned in prior years.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 30, 1997, the last day of the Company's 1997 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                          VALUE AT ANNUAL RATES OF
                                                                                                         STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                                               FOR OPTION TERM (3)
                              -------------------------------------------------------------------------   -------------------------

                                  NUMBER OF          % OF TOTAL OPTIONS     EXERCISE OR
                                  SECURITIES         GRANTED TO EMPLOYEES    BASE PRICE     EXPIRATION
              NAME            UNDERLYING OPTIONS        IN FISCAL YEAR       PER SHARE        DATE            5%            10%
-----------------------       ------------------    ---------------------   -------------  ------------   ----------   ------------

Manuel A. Fernandez     (1)         35,000                  0.7380            $ 35.25         10/9/02      $761,646     $1,943,584
                        (2)         35,000                  0.7380            $ 20.86         2/23/03      $866,217     $1,811,768
                        (1)         38,500                  0.8188            $ 25.15         4/23/03      $466,272     $1,316,002
William T. Clifford     (1)         25,000                  0.5271            $ 35.25         10/9/02      $544,033     $1,388,275
                        (2)         25,000                  0.5271            $ 20.86         2/23/03      $618,726     $1,294,120
                        (1)         27,500                  0.5798            $ 25.15         4/23/03      $333,052     $  940,001
E. Follett Carter       (1)         25,000                  0.5271            $ 35.25         10/9/02      $544,033     $1,388,275
                        (2)         25,000                  0.5271            $ 20.86         2/23/03      $618,726     $1,294,120
                        (1)         27,500                  0.5798            $ 25.15         4/23/03      $333,052     $  940,001
John F. Halligan        (1)         25,000                  0.5271            $ 35.25         10/9/02      $544,033     $1,388,275
                        (2)         25,000                  0.5271            $ 20.86         2/23/03      $618,726     $1,294,120
                        (1)         27,500                  0.5798            $ 25.15         4/23/03      $333,052     $  940,001
Michael D. Fleisher     (1)         25,000                  0.5271            $ 35.25         10/9/02      $544,033     $1,388,275
                        (2)         25,000                  0.5271            $ 20.86         2/23/03      $618,726     $1,294,120
                        (1)         27,500                  0.5798            $ 25.15         4/23/03      $333,052     $  940,001


------------
(1) Each of these options was granted pursuant to the Company's 1991 Stock Option Plan and is subject to the terms of such plan. The options become exercisable in three equal installments on each of the first three anniversaries of the date of grant.

(2) Each of these options was granted pursuant to the Company's 1996 Long Term Stock Option Plan and is subject to the terms of such plan. The options become fully exercisable six years following the date of grant. Exercisability will accelerate if certain financial performance targets determined by the Board are achieved. If targets for the first year following the date of grant are met, 25% of the options become exercisable on the third anniversary of the date of grant; if they are met for both the first and second years following the date of grant, a second 25% become exercisable on the fourth anniversary of the date of grant; if they are met for all three years following the date of grant, a third 25% become exercisable on the fifth anniversary of the date of grant and the final 25% become exercisable on the sixth anniversary of the date of grant.

(3) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option terms. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                         SHARES                   OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END(1)
                        ACQUIRED     VALUE       -----------------------------    -----------------------------
NAME                  ON EXERCISE   REALIZED     EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
------------------    -----------  -----------   ------------   --------------    ------------   --------------
Manuel A. Fernandez     850,000    $20,286,750      238,150         315,350        $6,391,000      $5,213,659
William T. Clifford      65,000    $ 1,374,642        8,020         332,000        $  125,025      $6,794,550
E. Follett Carter       155,000    $ 3,681,722       51,890         257,610        $1,167,492      $4,643,584
John F. Halligan        136,000    $ 3,496,722       96,060         251,440        $2,490,594      $4,499,259
Michael D. Fleisher      36,800    $   997,114       11,400         188,900        $  258,574      $3,062,991


------------------
(1) The values for "in-the-money" options represent the difference between the exercise price of the options and the closing price of the Company's Common Stock on September 30, 1997, which was $30.00 per share.

EMPLOYEE BENEFIT PLANS

     1991 Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's 1991 Stock Option Plan (the "1991 Option Plan"). The 1991 Option Plan was adopted by the Board of Directors in March 1991 and approved by the stockholders in April 1991. A total of 22,800,000 shares of Class A Common Stock has been reserved for issuance under the 1991 Option Plan.

     Long Term Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's Long Term Stock Option Plan (the "1994 Long Term Plan"). The 1994 Long Term Plan was adopted by the Board of Directors in October 1994. A total of 7,200,000 shares of Class A Common Stock has been reserved for issuance under the 1994 Long Term Plan.

     1996 Long Term Stock Option Plan. Each Named Executive Officer is entitled to participate in the Company's 1996 Long Term Stock Option Plan (the "1996 Long Term Plan"). The 1996 Long Term Plan was adopted by the Board of Directors in October 1996. A total of 1,800,000 shares of Class A Common Stock has been reserved for issuance under the 1996 Long Term Plan.

     Employee Stock Purchase Plan. Each Named Executive Officer is entitled to participate in the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was adopted by the stockholders in February 1993. A total of 4,000,000 shares of Class A Common Stock has been reserved for issuance under the Purchase Plan.

EMPLOYMENT AGREEMENT

     Mr. Fernandez entered into an employment agreement with the Company effective April 1, 1997 (the "Agreement"). Under the Agreement, Mr. Fernandez will continue to serve as Chairman and Chief Executive Officer of the Company through October 1, 1999, unless extended by consent of the parties. During the term of the Agreement, Mr. Fernandez will be included on the Company's slate of nominees to be elected to the Board of Directors. In October 1997, the parties agreed to extend the Agreement to October 1, 2000.

     The Agreement provides for a base salary of $350,000 for fiscal 1997 and thereafter it is subject to annual adjustments by the Board or the Compensation Committee, in their sole discretion. Mr. Fernandez is entitled to participate in the Company's executive bonus program and the annual target bonus will be established by the Board or the Compensation Committee in their discretion and shall be payable based on achievement of specified Company or individual objectives. The target bonus for fiscal year 1997 had been set prior to entering the Agreement.

     Mr. Fernandez' employment is at will and may be terminated by him or the Company upon sixty days' notice. If, during the term of the Agreement, the Company terminates the employment of Mr. Fernandez involuntarily without Business Reasons (as defined) or if a Constructive Termination (as defined) occurs, he will be entitled to receive his salary for two years, 100% of his target bonus for the fiscal year in which the termination occurs, a pro rata share (based on the proportion of the year during which he was employed) of the bonus that would have been payable in excess of the target bonus for the year in which the termination occurs, 100% of the target bonus for the fiscal year following termination, acceleration of vesting of all outstanding stock options and group health benefits until age 55. Payments of salary and bonus will cease if Mr. Fernandez violates the terms of the Non-Competition Agreement contained in the Agreement during the two years following termination. Within six months of a Change of Control (as defined), Mr. Fernandez may voluntarily resign and he will be entitled to receive the same benefits, except that if he violates the terms of the Non-Competition Agreement, he will be required to repay the Company any amounts received as salary or bonus with respect to any period following the termination of his employment. If Mr. Fernandez voluntarily terminates his employment, or if the Company terminates it for Business Reasons, he will not receive any salary or bonus thereafter.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of William O. Grabe, Stephen G. Pagliuca and Dennis G. Sisco, none of whom is an employee of the Company. The Board has delegated to the Compensation Committee the responsibility for establishing and administering the Company's executive compensation plans, subject to Board approval of major new compensation programs and the Chief Executive Officer's compensation. In discharging these responsibilities, the Committee consults with outside compensation consultants, attorneys and other specialists.

     The Company's compensation philosophy is that cash compensation should be substantially linked to the short-term performance of the Company and that longer-term incentives, such as stock options and stock ownership, should be aligned with the Company's objective to enhance stockholder value over the long term. The Company believes that the use of stock options and stock ownership links the interest of officers and employees of the Company to the interest of the stockholders. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key executives who are critical to the long-term success of the Company.

     Compensation for the Company's executive officers consists of three principal components: base salary, cash bonuses and stock options.

     Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on the Compensation Committee's periodic surveys of the industry.

     Cash Bonuses. The Company's executive cash bonus plan is designed to reward executive officers for the financial performance of the Company during the year. Under the plan, cash bonuses are determined based upon the Company's achievement against specified financial performance objectives, as well as the executive officer's achievement of individual performance objectives. This plan emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be appropriately compensated. Conversely, if the Company is not profitable, no bonuses are paid absent extraordinary circumstances. Each individual executive officer's portion of the total bonus pool is determined by a formula that is specified at the start of the fiscal year based on the executive's base salary and the Committee's assessment of the executive's contribution to the Company. In addition to cash bonuses, the Company has a Profit Sharing Plan under which a specified percentage of operating profit is set aside for equal distribution among all employees, including executives.

     Stock Options. The principal equity compensation components of executive compensation are options granted under the Company's stock option programs. Stock options are generally granted when an executive joins the Company, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. Executives are also eligible to participate in a payroll deduction employee stock purchase plan pursuant to which stock may be purchased at 85 percent of the lower of the closing sale price for the Class A Common Stock reported on the National Market System at the beginning or end of each six-month offering (up to a maximum stock value of $25,000 per calendar year or 10 percent of salary, whichever is less).

     CEO Compensation. Compensation of the Company's Chief Executive Officer is determined by the Compensation Committee, subject to Board approval. Mr. Fernandez' compensation package in 1997 consisted of the same benefits program as other executive officers, as itemized above, including base salary, cash bonus, stock options and other executive and employee benefit programs. Mr. Fernandez received no material compensation or benefits in 1997 not provided to all executive officers. Mr. Fernandez' compensation package was designed, however, to provide for a higher proportion of his compensation to be dependent on Company performance as compared to other executive officers. In this regard, Mr. Fernandez received an increase in base salary in fiscal 1997 larger than he did fiscal 1996, while continuing to provide Mr. Fernandez the opportunity to achieve a significant bonus based upon Company performance against specified financial objectives. The Committee has also sought to provide to Mr. Fernandez incentive to promote long-term stockholder value, through Mr. Fernandez' participation in the Company's stock option programs.

     Other elements of executive compensation include participation in a Company-wide life insurance program, including a supplemental life insurance program and long-term disability insurance program. Executives are also eligible for Company-wide medical benefits and participation in a 401(k) plan under which the Company provides matching contributions to all employees.

                                       COMPENSATION COMMITTEE OF THE
                                       BOARD OF DIRECTORS


                                       William O. Grabe
                                       Stephen G. Pagliuca
                                       Dennis G. Sisco

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the Nasdaq Stock Market Index ("Nasdaq Index") and the Hambrecht & Quist Technology Index ("H&Q Technology Index") for the fiscal year ended September 30, 1997. Total stockholder return assumes $100 invested on October 5, 1993, the date of the Company's initial public offering, in the Class A Common Stock of the Company, the stocks represented in the Nasdaq Index and the H&Q Technology Index. Total return also assumes reinvestment of dividends; the Company has paid no cash dividends on its Class A Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.


                COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN*
        AMONG GARTNER GROUP, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


                                        10/05/93   9/94   9/95   9/96   9/97

           GARTNER GROUP, INC.             100      259    595   1236   1091
           NASDAQ STOCK MARKET (U.S.)      100      101    139    165    227
           HAMBRECHT & QUIST TECHNOLOGY    100      116    204    224    334

*$100 INVESTED ON 10/05/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

                                  PROPOSAL TWO:
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for the 1998 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. KPMG Peat Marwick LLP has audited the Company's financial statements since September 25, 1996. For the period September 1991 until September 25, 1996, Price Waterhouse LLP had been the company's independent accountants. Price Waterhouse LLP resigned due to a business relationship that may have impaired the independence of Price Waterhouse LLP. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

     The report of Price Waterhouse LLP on the financial statements for the fiscal year ended September 30, 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 1995 and 1994, and during the subsequent interim period through September 25, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, nor did Price Waterhouse LLP advise the Company of any concern or circumstance relating to any such matter. In addition, the Company has had no dispute with Price Waterhouse relating to its fees for services. The change in accountants was approved by the Audit Committee of the Board of Directors. During the fiscal years ended September 30, 1995 and 1994, and during the subsequent interim period through September 25, 1996, the Company had not consulted with KPMG Peat Marwick on any accounting or financial reporting matters.

     A representative of KPMG Peat Marwick LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.


VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1998 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.


                                OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, based on review of information on file with the Securities and Exchange Commission and Company stock records, with respect to beneficial ownership of the Company's Class A Common Stock as of September 30, 1997, (i) by each person (or group of affiliated persons) which is known by the Company to own beneficially more than five percent of the Company's Class A Common Stock, (ii) by each of the Company's directors, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                     NUMBER OF        PERCENT OF TOTAL
      BENEFICIAL OWNER                                SHARES            VOTING STOCK
      ----------------                                ------            ------------

  Cognizant Corporation(1)                           48,199,097             49.8
    200 Nyala Farms Road
    Westport, CT 06880

  Manuel A. Fernandez(2)                                                     1.3
                                                     1,276,767
  E. Follett Carter(3)                                                        *
                                                       403,246
  John F. Halligan(4)                                                         *
                                                       280,024
  Michael D. Fleisher (5)                                                     *
                                                        59,922
  William T. Clifford(6)                                                      *
                                                       194,340
  William O. Grabe(7)                                                         *
                                                       142,000
  John P. Imlay(8)                                                            *
                                                        87,000
  Max D. Hopper(9)                                                            *
                                                        98,000
  Stephen G. Pagliuca(10)                                                     *
                                                        42,000
  Robert E. Weissman(11)                                                      --
                                                            --
  Dennis G. Sisco                                                             *
                                                         5,000

  All directors and executive
officers as a group (11 persons)(11)(12)             2,588,299               2.7

-----------------------------------
   * Less than 1%

(1) Includes 31,641,369 shares of Class A Common Stock held by Cognizant Corporation, 13,257,728 shares of Class A Common Stock held by Cognizant Enterprises, Inc., 1,972,727 shares of Class A Common Stock held by Nielsen Media Research, Inc., and 727,273 shares of Class A Common Stock held by Cognizant Licensing Associates LP. Also includes warrants to purchase 540,000 and 60,000 shares of Class A Common Stock held by Nielsen Media Research, Inc., and Cognizant Corporation, respectively.

(2) Includes 346,050 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997. Includes 23,200 shares held by members of Mr. Fernandez' family, as to which he disclaims beneficial ownership.

(3) Includes 129,990 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(4) Includes 180,560 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997. Includes 3,400 shares held by members of Mr. Halligan's family, as to which he disclaims beneficial ownership.

(5) Includes 58,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(6) Includes 142,120 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(7) Includes 142,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(8) Includes 87,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(9) Includes 98,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(10) Includes 42,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 1997.

(11) Excludes shares beneficially owned by Cognizant. Mr. Weissman, a director of the Company, is Chairman and Chief Executive Officer of Cognizant, and accordingly may be deemed the beneficial owner of such shares. Mr. Weissman has disclaimed such beneficial ownership.

(12) Includes 1,825,720 shares issuable upon the exercise of stock options and stock warrants that are exercisable within 60 days of September 30, 1997.


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP WITH THE DUN & BRADSTREET CORPORATION AND COGNIZANT CORPORATION

     On November 1, 1996, D&B transferred ownership of its Class A and Class B Common Stock of the Company to Cognizant. During fiscal 1997, the Class B Common Stock converted to Class A Common Stock. Cognizant is a spin-off of D&B and is an independent public company. Cognizant management has stated that it intends to continue its share ownership and level of management consistent with that of D&B prior to the transfer.

     In connection with its acquisition of the Company's stock, D&B and the Company entered into a Registration Rights Agreement which entitles Cognizant, as successor to D&B, to certain rights with respect to the registration under the Securities Act of 1933 (the "Act") of its 47,419,105 shares of Class A Common Stock. The Registration Rights Agreement provides that if the Company proposes to register any of its securities under the Act either for its own account or the account of other security holders, Cognizant and one other stockholder are each entitled to notice of such registration and entitled to include its shares of Common Stock there; provided, among other conditions, that the underwriters of such offering have the right to limit the number of shares included in such registration in the event of marketing limitations. In addition, the registration rights holders, on not more than two occasions, may require the Company to file a registration statement under the Act with respect to its shares and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The registration rights holders may also require the Company to register all or a portion of their shares subject to the registration rights on Form S-3, subject to certain conditions and limitations.

     Cognizant has advised the Company that Cognizant intends to allow the Company to continue to operate as an independent company. Cognizant believes that it can promote value on behalf of its stockholders through significant ownership of stock in independently managed, emerging growth companies within industries strategically significant to Cognizant's business. Cognizant believes that these companies can prosper from the combination of an entrepreneurial management team, with the capability and motivation to anticipate and respond quickly to market changes, and the broad experience and market perspective which Cognizant can offer.

     Cognizant currently has two representatives on the Board and has indicated that it does not intend to increase its Board representation in the foreseeable future. There can be no assurances, however, that changing business conditions or other factors will not cause Cognizant to assess its ownership interest and seek a greater representation on the Board.

     As a result of its share ownership, Cognizant may be deemed to have control over the management and affairs of the Company. Cognizant's significant ownership of the Company may have the effect of making certain transactions more difficult or impossible to consummate without the support of Cognizant, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. Moreover, Cognizant's voting control could preclude or discourage a competitive bid in the event Cognizant bids to acquire the remaining shares outstanding. Accordingly, Cognizant may be able to effect an uncontested bid at a lower price to the Company's stockholders than if Cognizant did not hold a substantial equity interest in the Company. Under certain circumstances, Delaware law may impose certain duties upon Cognizant as a controlling stockholder of the Company.


LOANS TO EXECUTIVE OFFICERS OF THE COMPANY

     On June 4, 1997, with Board of Directors approval, the Company provided loans to certain executive officers to facilitate the purchase of Common Stock upon the exercise of stock options. The loan proceeds were not used to fund the option exercise price of the common stock acquired. The loans are full recourse obligations to the officers and are also secured by shares of the Company's Class A Common Stock held by officers. The loans bear interest at an annual rate of 6.14%, which interest is accrues semi-annually and is payable at maturity, and mature on June 3, 1999. The following table shows information concerning indebtedness as of September 30, 1997, which was the largest aggregate amount of indebtedness outstanding:


                                  INDEBTEDNESS



NAME                       PRINCIPAL        INTEREST          TOTAL
--------------------     ----------------------------------------------
Manuel A. Fernandez       $5,475,000       $  111,121       $5,586,121
William T. Clifford          375,000            7,611          382,611
E. Follett Carter            750,000           15,222          765,222
John F. Halligan             562,500           11,417          573,917
--------------------     ----------------------------------------------
Total                     $7,162,500       $  145,371       $7,307,871





SECTION 16(a) BENEFICIAL OWNERSHIP  REPORTING COMPLIANCE

     The following reports required to be filed during fiscal year 1997 pursuant to Section 16(a) of the Securities Exchange Act of 1934 were not filed on a timely basis. Mr. Dennis G. Sisco filed one late report on Form 4 to report one transaction and Cognizant filed one late report on Form 4 to report one transaction.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.


                                  MISCELLANEOUS

     The Company's Annual Report for the fiscal year ended September 30, 1997 is being mailed to the stockholders of record concurrently with this Proxy Statement. The Annual Report is not part of this Proxy Statement.

     Upon written request of any person solicited hereunder, the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 as filed with the Securities and Exchange Commission may be obtained, without charge, by writing to Gartner Group, Inc., Investor Relations, P.O. Box 10212, 56 Top Gallant Road, Stamford, Connecticut 06904.



                                            THE BOARD OF DIRECTORS

                                            GARTNER GROUP, INC.


Stamford, Connecticut
December 12, 1997